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Exhibit 99

CENDANT ANNOUNCES APPOINTMENT OF GEORGE HERRERA
TO BOARD EFFECTIVE JANUARY 26, 2004

Mr. Herrera to Replace The Honorable William S. Cohen

        NEW YORK, December 16, 2003—Cendant Corporation (NYSE: CD) today announced that George Herrera, 46, former CEO and president, United States Hispanic Chamber of Commerce (USHCC) will join its board of directors on January 26, 2004 as an independent director. He will replace The Honorable William S. Cohen, chairman and chief executive officer of The Cohen Group, who will leave the board at that time to devote more attention to his growing consulting business. Mr. Herrera will also serve on the policy committee of the board of directors.

        "We thank Secretary Cohen for his outstanding service as a director during the past three years, and we are delighted that George will be joining Cendant's board of directors," stated Cendant Chairman, CEO and President, Henry R. Silverman. "His independence as well as his outstanding background in economic development and minority business initiatives will make him a valuable addition to the Company's board and its policy committee," added Mr. Silverman.

        As the former head of USHCC, Mr. Herrera was responsible for communicating the interests of over 1.5 million Hispanic-owned businesses across the country to both the private and public sectors, and addressed the critical economic issues that impact Hispanic entrepreneurs.

        Mr. Herrera is the creator of the national syndicated television show "Hispanics Today", which is seen by over 26 million viewers weekly. Hispanics Today showcases the accomplishments of Hispanics in business, politics, sports and entertainment.

        In addition, Mr. Herrera was inducted as a fellow in the Wharton Society of Fellows. He is a member of the Secretary's Committee on 21st Century Workforce, appointed by Secretary of Labor, Elaine L. Chao. Mr. Herrera is also the chair of the Congressional Hispanic Caucus, Corporate America Task Force advisory committee.

        Prior to joining the USHCC, Mr. Herrera served seventeen years as president of David J. Burgos & Associates, Inc., the largest Hispanic-owned management and financial consulting firm in America.

About Cendant Corporation

        Cendant Corporation is primarily a provider of travel and residential real estate services. With approximately 90,000 employees, New York City-based Cendant provides these services to businesses and consumers in over 100 countries. More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting the Company's Web site at http://www.cendant.com or by calling 877-4-INFOCD (877-446-3623).

Media contact: Elliot Bloom 212-413-1832	Investor contacts: Sam Levenson 212-413-1834

Henry A. Diamond 212-413-1920

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  Exhibit 99